SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 25, 2006

ARGENTA SYSTEMS INC.
(Exact name of registrant as specified in Charter)

Nevada	000-32541	6-0609457
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

132-2220 Shannon Ridge Drive
Kelowna, BC, Canada, V4T 2T6
(Address of Principal Executive Offices)

(250) 718-4354
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On August 25, 2006, Argenta Systems, Inc., a Nevada corporation (the “Registrant” or “Argenta”) entered into an Agreement and Plan of Share Exchange (“Exchange Agreement”) with certain significant stockholders of Argenta (collectively, the “Argenta Shareholders”), Shiming (Cayman) Ltd., a limited liability company incorporated under the laws of the Cayman Islands (the “Operating Company”), and each of the shareholders of the Operating Company (“Operating Company Shareholders”). The Operating Company is a designer, developer and manufacturer of liquid crystal display (or LCD) products such as computer monitors and televisions.

Upon consummation of the Exchange Agreement on the Closing Date, Argenta will acquire the Operating Company by issuing 62,666,834 shares of its common stock (the “Argenta Shares”) to the Operating Company Shareholders and consultants, and in exchange, the Operating Company Shareholders shall assign 100% of the outstanding common stock of the Operating Company to Argenta. As a result of the transactions contemplated under the Exchange Agreement, (1) Argenta would acquire the business and operations of the Operating Company, and Argenta’s principal business activities shall consist of the business of the Operating Company, and (2) the Operating Company Shareholders will hold approximately 83.5% of the issued and outstanding stock of Argenta.

The directors of Argenta and the Operating Company, respectively, have approved the Exchange Agreement and the transactions contemplated under the Exchange Agreement. The closing of this transaction (the “Closing”) is anticipated to occur within 60 days (the “Closing Date”). A copy of the Exchange Agreement is included as Exhibit 2.1 to this Current Report on Form 8-K.

The Operating Company currently owns 100% of Shiming (Xi’an) Enterprise Management & Consulting Co., Ltd. (“Subsidiary”), which is a wholly foreign owned enterprise under the laws of the Peoples’ Republic of China (“PRC”). The Subsidiary operates, controls and beneficially owns the LCD business in China through a series of contractual arrangements with Shaanxi Shiming Science & Technology Joint Stock Co., Ltd. (“Shaanxi Shiming”), a joint stock limited liability company formed under the laws of the PRC. Through these contractual arrangements, the Subsidiary has the right to advise, consult, manage and operate Shaanxi Shiming, and collect and own all of its net profits. In addition, the Subsidiary, Shaanxi Shiming and the Shaanxi Shiming shareholders have entered into a series of agreements under which voting control over the outstanding shares of Shaanxi Shiming will be vested in the Subsidiary and the board of directors of the Subsidiary, including a Power of Attorney, Shareholders’ Voting Rights Proxy Agreement and Covenant Not to Sue (“Power of Attorney”) and a Shareholders’ Voting Rights Proxy Agreement (“Proxy Agreement”). Prior to closing of the exchange transaction, Shaanxi Shiming and the Shaanxi Shiming shareholders will grant the Subsidiary the exclusive right and option to acquire all of the shares of Shaanxi Shiming or all of the assets of Shaanxi Shiming (“Option Agreement”). Collectively, the Consulting Agreement, Operating Agreement, Option Agreement, Power of Attorney and Proxy Agreement are referred to herein as the “Restructuring Agreements.”

In connection with the execution of the Exchange Agreement, Argenta, the Subsidiary and Shaanxi Shiming are entering into a Guarantee and Assumption Agreement (“Guarantee Agreement”), under which the Subsidiary and Shaanxi Shiming shall agree to be jointly and severally liable with the Operating Company and the Operating Company Shareholders for each and every obligation and liability of the Operating Company and the Operating Company Shareholders under the Exchange Agreement as if it were a party to the Exchange Agreement.

Upon the closing of the exchange transaction, Argenta intends to file a Current Report on Form 8-K announcing the closing of the exchange transaction and will include appropriate disclosures required under Item 1.01 with respect to the Restructuring Agreements, with each of the foregoing agreements being included as Exhibits in such Current Report, in addition to other applicable required disclosures.

Argenta is presently authorized under its Articles of Incorporation to issue up to 175,000,000 shares of common stock, par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this Report, Argenta has 9,000,000 shares of its common stock issued and outstanding, and no shares of preferred stock issued and outstanding. Under the terms of the Exchange Agreement, all of the outstanding shares of the Operating Company will be exchanged for 62,666,834 shares of common stock of Argenta. Accordingly, if the exchange transaction closes, Argenta’s 9,000,000 shares of currently outstanding common stock would represent approximately 6% of Argenta’s total common stock outstanding immediately thereafter. Following completion of the exchange transaction, the Operating Company will become a wholly-owned subsidiary of Argenta.

Argenta’s completion of the transactions contemplated under the Exchange Agreement are subject to the satisfaction of certain contingencies including, without limitation, the delivery of U.S. GAAP audited annual, interim reviewed and pro forma financial information of the Operating Company (on a consolidated basis with the Subsidiary and Shaanxi Shiming) acceptable to Argenta, compliance with regulatory requirements, and the execution of the Restructuring Agreements. Consummation of the exchange transaction is also conditioned upon, among other things, continued quotation of Argenta’s common stock on the NASD Over-the-Counter Electronic Bulletin Board (“OTCBB”).

The parties expect the closing of the transactions under the Exchange Agreement to occur within sixty days. However, there can be no assurances that the exchange transaction will be completed. The Exchange Agreement may be terminated by mutual consent of the parties.

Item 3.02 Unregistered Sales of Equity Securities

Pursuant to the Exchange Agreement, the Company shall issue 62,666,834 shares of common stock to the Operating Company Shareholders and consultants comprised of accredited U.S. investors and non-U.S. persons. The sale and issuance of these shares was exempt from registration pursuant to Regulation S (with respect to non-U.S. investors) and Regulation D (with respect to U.S. accredited investors) under the Securities Act of 1933. See Item 5.01 for additional details regarding this share issuance.

Item 5.01 Changes in Control of Registrant.

On August 25, 2006, Global Warming Solutions, Inc. and Roxborough Financial Group, Inc., two shareholders with combined holdings of 5,000,000 shares, or approximately 55.6% of the issued and outstanding common stock of Argenta, sold and transferred all of these shares to thirteen individuals and entities in a privately negotiated transaction. As a result of this sale, no single shareholder owns or controls more than 6% of Argenta’s common stock.

The source of funds used as consideration was from cash on hand. No part of the consideration used was from a loan. The total cash consideration used by the purchasers was $350,000. There are no arrangements between the parties that may result in a future change of control of the Registrant. We are advised that the closing of the purchase and sale transaction occurred on August 25, 2006.

The members of the board of directors prior to the change in control, consisting of Douglas Levell and Joann Hilton, have voluntarily tendered their resignations from their respective officer and director positions in connection with the change in majority ownership of Argenta stock. To fill the vacancies created by their departure, the board of directors approved the appointment of Mr. Shiming Wang, Ms. Ziyuan Lu, Mr. Manming Wang, Mr. Nairang Liu and Mr. Genrong Qu to the Board of Directors, subject to the fulfillment of certain disclosure and notification requirements. Argenta intends to have prepared, file and distribute to the Argenta shareholders a Schedule 14(f)-1 Notice to Shareholders to announce this change in the majority of the board of directors of Argenta. Additional information concerning Shiming Wang and other persons who will serve as Argenta’s directors following the Closing will be included in the Schedule 14(f)-1 Notice to Shareholders which will be filed with the SEC and mailed to shareholders at least ten (10) days prior to the effective date of the change in the majority of the board of directors.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a) Resignation of Directors

Mr. Douglas Levell and Ms. Joann Hilton each tendered their resignation as members of the board of directors of Argenta, which shall take effect ten (10) days after Argenta’s filing of its Schedule 14(f)-1 Notice to Shareholders with the SEC. There were no disagreements between Mr. Levell or Ms. Hilton and any officer or director of the company. The company provided a copy of the disclosures it is making in response to this Item 5.02 to Mr. Levell and Ms. Hilton and informed each of them that he or she may furnish the company as promptly as possible with a letter stating whether he or she agrees or disagrees with the disclosures made in response to this Item 5.02, and that if he or she disagrees, then the company requests that he or she provide the respects in which he or she does not agree with the disclosures. The company will undertake to file any letter received from Mr. Levell or Ms. Hilton, if any, as an exhibit to an amendment to this current report on Form 8-K within two business days after receipt.

(b) Resignation of Officers

On August 25, 2006, Mr. Douglas Levell resigned as the President and Chief Executive Officer of Argenta. In addition, on August 25, 2006, Ms. Joann Hilton resigned as Secretary of Argenta.

(c) Appointment of Directors

The following persons were appointed as members of the Board of Directors, effective ten (10) days after Argenta’s filing of its Schedule 14(f)-1 Notice to Shareholders with the SEC:

Shiming Wang
Ziyuan Lu
Kanming Wang
Nairang Liu
Genrong Qu

Mr. Shiming Wang serves as our Chairman of the Board and Chief Executive Officer. Mr. Wang has been an entrepreneur for 26 years, and served in various management capacities for Shanxi Shiming Science & Technology since 1999, of which he is President, founder and a principal shareholder. Shanxi Shiming Science & Technology’s business primarily consists of the manufacturing of liquid crystal display (LCD) products. Mr. Wang has extensive experience in the management of businesses in various fields, including metallurgy, machinery, food processing, trading, software development and computer hardware. Mr. Wang owns several companies in China such as Shananxi Meixian Non-ferrous Manufacturing Co., Ltd., which is Shaanxi Shiming’s largest shareholder, Shenzhen Yaxun Science & Technology Joint Stock Co., Ltd., Baoji Lufeng Food Co., Ltd. and Xi’an Non-ferrous Metal Processing Agency. Mr. Wang received a master’s degree in Engineering from Xi’an Jiaotong University.

Ms. Ziyuan Lu is the Chief Financial Officer of Shaanxi Shiming Science & Technology, and a director on our board of directors. Ms. Lu has been employed in the financial division of Shaanxi Shiming since 1999. Prior to this, Ms. Lu worked as a financial controller within the financial division of Xi’an Jiahui Medicine Industrial Co., Ltd., a joint venture, from 1997 to 1998, and at Xi’an Minsheng Joint Stock Co., Ltd. from 1994 to 1996. Prior to this, Ms. Lu served within a state owned agency for fourteen years, with responsibilities involving accounting and financial matters. Ms. Lu received her bachelor’s degree in finance from China Central Radio & TV University.

Mr. Kan Ming Wang is a member of our board of directors. Mr. Wang has been a manager of Guangzhou Heluo Co., Ltd. since 1990. Prior to this, Mr. Wang has held various administrative posts within a large state-owned enterprise. Mr. Wang has been an investor in the clothing processing and electrical appliance industries since 1979.

Mr. Nai Rang Liu is a member of our board of directors. Since 1991, Mr. Liu has been a director and general manager of Hainan Shengda Investment and Management Co., Ltd. Mr. Liu has substantial experience investing in Chinese private enterprises, and has been involved in the commercial trading business since 1996.

Mr. Genrong Qu is a member of our board of directors. Mr. Qu has experience in management and public administration, and since 1990 he has served as a General Administrator of the Telecommunications division of the Wei River Administration Bureau in Xingping County, Xianyang City. Mr. Qu graduated from Xi’an Polytechnic University in 1970.

There are no family relationships between the directors, executive officers, or persons nominated or chosen by the Registrant to become a director or executive officer.

(d) Appointment of Officers

On August 25, 2006, the following persons were appointed as executive officers of the company, with the respective titles as set forth opposite his or her name below:

Name of Officer	Title/Position
Shiming Wang	Chairman of the Board and Chief Executive Officer

Ziyuan Lu	Chief Financial Officer and Secretary

Descriptions of the newly appointed officers can be found in Item 5.02(c) above, which descriptions are incorporated by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective August 25, 2006, the Board of Directors adopted amended and restated bylaws, in order to among other things, increase the size of the board of directors to five members, and to provide for the terms of regulation of various corporate affairs that the board has deemed appropriate in connection with a reorganization of the business and capital structure of Argenta. A copy of the amended and restated bylaws is attached as Exhibit 3.1 to this current report on Form 8-K.

Item 9.01  Financial Statements and Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Share Exchange
3.1	Amended and Restated Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ARGENTA SYSTEMS, INC.

By:	/s/ Shiming Wang
Shiming Wang
Chief Executive Officer

Dated: August 30, 2006